Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Moriah Shilton/Kirsten Chapman
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES

SECOND QUARTER 2004 RESULTS

- Company Reports Net Income of $8.7 Million and Earnings Per Share of $0.19 -

SAN JOSE, Calif., July 21, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer, licensor and product development services provider for semiconductor chip-scale and multi-chip packages (CSPs and MCPs), announced financial results for the quarter and the six-months ended June 30, 2004.

Second Quarter 2004 Highlights

•	Total revenue was $17.6 million, up 34 percent from the prior quarter and 116 percent over the second quarter of 2003.

•	Total intellectual property revenue was $14.7 million, up 36 percent from the prior quarter and 149 percent over the second quarter of 2003.

•	Services revenue was $2.9 million, up 29 percent from the prior quarter and 28 percent from the second quarter of 2003.

•	Net income was $8.7 million, up 111 percent from the prior quarter and compared to $1.4 million in the second quarter of 2003.

•	Free cash flow was $8.9 million for the second quarter compared to $1.6 million for the second quarter of 2003.

“In the first half of 2004, Tessera continued to achieve significant revenue growth based upon the expanded use of our technology for Flash memory, SRAM, DSP, and ASIC devices that are used widely in wireless and consumer electronics,” stated Bruce McWilliams, Tessera’s chairman and chief executive officer. “Our substantial growth in revenue and even stronger earnings growth demonstrates the leverage of our business model and we believe positions Tessera well for continued, robust expansion.”

McWilliams continued, “Today’s consumers are demanding increased miniaturization and functionality in their electronic products, which in turn is fueling the adoption of our CSP and MCP technologies. As a result, Tessera has been able to expand its relationships with a number of existing customers and broadened its customer base by signing new licensees. For example, in the second quarter Tessera signed a license agreement with one of the world’s ten largest semiconductor manufacturers, NEC Electronics Corporation. We believe this increasing rate of adoption, combined with a growing customer base and the application of our technology to an expanding range of semiconductor devices, will drive increased revenue per electronic product for Tessera in the future.”

Six Months Ended June 30, 2004 Highlights

•	Total revenue was $30.8 million compared to a total of $17.4 million in the first six months of 2003.

•	Total intellectual property revenue was $25.6 million compared to a total of $12.9 million in the first six months of 2003.

•	Services revenue was $5.2 million compared to $4.5 million in the first six months of 2003.

•	Net income was $12.8 million compared to $4.7 million in the first six months of 2003.

•	Free cash flow for the first half of 2004 was $13.1 million compared to $4.7 million in the first six months of 2003.

“Our second quarter results included payments for past production, which typically are a precursor to increased future IP revenue,” said Doug Norby, senior vice president and chief financial officer. “This growth in revenue allowed us to further leverage our financial model and generate net income of $8.7 million, more than double the $4.1 million in the first quarter. This growth in revenues also allowed us to accelerate our cash generation for the quarter. Our cash and cash equivalents at June 30, 2004 were $76.3 million.”

2004 Financial Guidance

Tessera expects third quarter 2004 total revenues to be in the range from $20.1 to $20.5 million. Tessera expects net income to range from $10.0 to $10.3 million, or approximately $0.21 per diluted share. This guidance includes the recently announced payment from Samsung. Tessera estimates a fully diluted share count of approximately 47.2 million in the third quarter of 2004 as compared to approximately 46.5 million in the second quarter of 2004.

Tessera is raising the lower end of its full year guidance and now expects 2004 total revenues to be in the range of $64.0 to $65.0 million. Net income is expected to range from $27.0 to $27.5 million, or $0.58 to 0.59 per diluted share.

Free cash flow for the third quarter and for 2004 is expected to be approximately the same as net income for the period. Tessera defines free cash flow as pretax income less cash taxes paid and capital expenditures plus depreciation and stock compensation charges. Tessera believes free cash flow is a good metric to measure company performance.

Conference Call Information

Tessera will host an investor conference call today at 1:30 P.M. Pacific (4:30 P.M. Eastern). The call will be accessible live by dialing 877-866-5534. A 48-hour replay will be available by dialing 800-642-1687, pass code 8677477. The call will also be simultaneously webcast and available on Tessera’s web site at http://www.tessera.com and will remain posted on the web site for a period of 90 days.

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2004 include more information about factors that could affect the company’s financial results.

- Tables to Follow -

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Intellectual property	$8,136	$5,503	$17,032	$12,050
Other intellectual property	6,606	414	8,580	876
Services	2,904	2,266	5,155	4,514

Total net revenues	17,646	8,183	30,767	17,440

Cost of revenues	2,037	1,657	3,887	3,042
Research & development	1,855	1,911	4,076	3,704
Selling, general and administrative	4,667	2.688	8,879	4,886
Stock-based compensation	61	163	186	396

Total costs and expenses	8,620	6,419	17,028	12,028

Operating Income	9,026	1,764	13,739	5,412
Other income	133	52	242	133

Income before taxes	9,159	1,816	13,981	5,545

Provision for income taxes	497	371	1,220	891

Net income	8,662	1,445	12,761	4,654

Cumulative preferred stock dividends in arrears	—	(3,445)		(6,187)

Net income (loss) attributable to common stockholders	$8,662	$(2,000)	$12,761	$(1,533)

Shares basic	39,446	6,828	38,979	6,845
Shares diluted	46,472	6,828	46,046	6,845
Net income per share basic	$0.22	$(0.29)	$0.33	$(0.22)

Net income per share diluted	$0.19	$(0.29)	$0.28	$(0.22)

Supplemental Consolidated Financial Data

(In thousands)

(unaudited)

Depreciation	$262	$217	$492	$422
Purchases of property and equipment	299	259	608	940
Income taxes paid	313	327	943	759
Free cash flow	8,870	1,610	13,108	4,664

TESSERA TECHNOLOGIES INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(In thousands)

(unaudited)

	June 30, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$76,286	$64,379
Accounts receivable	8,129	2,540
Other current assets	2,123	1,335

Total current assets	86,538	68,254

Property and equipment, net	1,841	1,725
Other assets	123	102

Total assets	$88,502	$70,081

Liabilities and Stockholders Equity
Current Liabilities:
Accounts payable	$1,051	$876
Accrued liabilities	5,115	3,014
Deferred revenue	48	202

Total current liabilities	6,214	4,092

Preferred stock	—	—
Stockholders (deficit) equity
Common stock	40	38
Additional paid in capital	160,627	157,178
Deferred stock based compensation	(66)	(153)
Accumulated deficit	(78,313)	(91,074)

Accumulated other comprehensive loss	—	—
Total stockholders’ equity	82,288	65,989

Total liabilities and stockholders’ equity	$88,502	$70,081

TESSERA TECHNOLOGIES INC.

The Company has chosen to add a Free Cash Flow (“FCF”) measure to its earnings reporting. The measure in combination with GAAP earnings provides additional insight into the actual cash generation of the Company. However, this does not represent the residual cash flow available for discretionary expenditures. The presentation of FCF is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and it is not a measure of financial performance as determined in accordance with generally accepted accounting principles in the United States.

RECONCILIATION OF FREE CASH FLOW TO NET INCOME

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Free cash flow	$8,870	$1,610	$13,108	$4,664

Less:
Depreciation	262	217	492	422
Stock-based compensation	61	163	186	396
Income tax provision	497	371	1,220	891

Add:
Purchases of property and equipment	299	259	608	940
Income taxes paid	313	327	943	759

Net income, as reported	$8,662	$1,445	$12,761	$4,654

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